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                                                                 Exhibit 10.22


                 DEFERRED NON-QUALIFIED COMPENSATION AGREEMENT



     This Deferred Compensation Agreement is made this day __ of ________, 19__ between Omega Cabinets, Ltd. hereinafter referred to as "Employee".

     WHEREAS, the Employee has rendered to the Employer several years of valued service and it is the desire of the Employer to have the benefit of the Employee's continued loyalty, service and advice and to assist the Employee in providing for the contingencies of death and retirement, it is hereby agreed as follows:

     1. DEFERRED RETIREMENT: If the Employee shall have continued in the employ of the Employer beyond the Employee's sixty-fifth (65th) birthday, then benefits as provided in Paragraph 3 hereof shall be payable commencing only upon the Employee's actual retirement.

     2. DEATH PRIOR TO RETIREMENT: Should the Employee die before his or her sixty-fifth (65th) birthday and while in the employ of the Employer, the Employer will commence to pay on the first business day of the calendar month following Employee's death the sum of $1,666.67 per month for a continuous period of one hundred twenty (120) months to _________________, the designated beneficiary of Employee, if living; otherwise, to the estate of the deceased Employee. If the beneficiary designated above should survive Employee, but die prior to receiving the one hundred twenty (120) monthly equal payments, the same shall be paid to the estate of the designated beneficiary or as specified in the deceased beneficiary's Last Will and Testament.

     3. RETIREMENT BENEFITS: Should the Employee still be in the employ of the Employer upon his sixty-fifth (65th) birthday, the Employer will commence to pay on the first business day of the calendar month following his sixty-fifth (65th) birthday, to the Employee as a retirement benefit the sum of $1,666.67 per month, until a total of $200,000.00 has been paid to Employee, provided, however, that if the sum of $1,666.67 is more than one-twelfth (1/12) of the "Social Security earnings limit" for the calendar year in which Employee retires, then in that event the monthly payment shall be an amount equal to one-twelfth (1/12) of the "Social Security earnings limit" for the calendar year in which Employee retires. In the event the "Social Security earnings limit" is increased in any year or years subsequent to the year in which Employee retires, the monthly payment to be paid to Employee shall be increased to an amount equal to one-twelfth (1/12) of the "Social Security earnings limit" for that subsequent year, provided, however, that in no event shall the monthly payment exceed the sum of $1,666.67. In the event Employee dies before he shall have received the total of $200,000.00 in benefits under this Agreement, the amount of monthly benefits to be paid to Employee's designated beneficiary, if living, or otherwise to his estate, as provided in paragraph 2 of this Agreement, shall be $1,666.67 per month, to continue until the total benefits paid to Employee
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and his designated beneficiary or estate shall equal $200,000.00, at which time the benefits shall cease. The term "Social Security earnings limit" shall mean the maximum amount of earned income which an individual aged sixty-five (65) or more may earn in any calendar year which will cause no decrease in the amount of Social Security retirement benefits to which that individual would otherwise be entitled, all as determined under Section 203 of the Social Security Act (42 United States Code Section 403), as amended from time to time.

     4. MAXIMUM PAYMENTS: The maximum payments to be paid to Employee and/or to his designated beneficiary or estate under this Agreement shall be $200,000.00. Payments shall cease when the total of all payments paid under this Agreement reach $200,000,00.

     5. NON-COMPETE AGREEMENT: Employee agrees that during the period of receipt of monthly payments from the Employer under this Agreement, he will not directly or indirectly enter into or in any manner take part in any business, profession or other endeavor either as an employee, agent, independent contractor, owner or otherwise anywhere within the confines of Black Hawk County, Iowa, which in the opinion of Employer shall be in competition with the business of the Employer, which opinion of the Employer shall be final and conclusive for the purposes of this Agreement. Employee agrees that if he fails to comply with the above non-compete agreement for a continuous period of thirty
(30) days after Employer shall have notified him in writing to cease and desist from his involvement in such business, then any of the provisions of this Agreement to the contrary notwithstanding, Employee agrees that no further payments are due or payable by Employer under this Agreement either to himself or to his designated beneficiary, and that the company shall have no further liability under this Agreement.

     6. NON-ASSIGNABILITY: It is agreed that neither Employee nor his designated beneficiary nor his executor or administrator shall have any right to sell, assign, transfer or otherwise convey or encumber the right to receive any payments under this Agreement, which payments and the right thereto are expressly declared to be non-assignable and non-transferable, and in the event of any attempted assignment or transfer Employer shall have no further liability under this Agreement.

     7. TERMINATION OF EMPLOYMENT: If Employee shall voluntarily terminate his employment during his lifetime and prior to his retirement, or if his employment shall be terminated by the Board of Directors of Employer, this Agreement shall automatically terminate and Employer shall have no further obligation to make any payments under this Agreement.

     8. AGREEMENT MAY BE AMENDED: During the lifetime of Employee, this Agreement may be altered, amended or revoked at any time or times, in whole or in part by the mutual written agreement of Employee and Employer.

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     9.   NO TRUST:  Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust or escrow of any kind or a fiduciary relationship between the Employer and the Employee's designated beneficiary or any other person.

     10. EMPLOYMENT RIGHTS: This Agreement creates no right in the Employee to continue in the Employer's employ or in the employ of any other corporation affiliated with or related to the Employer for any specific length of time nor does it create any rights int eh Employee or obligations on the part of the Employer except those specifically set forth in this Agreement.

     11. BINDING EFFECTS: This Agreement shall be binding upon the inure to the benefit of the Employer, its successors and assigns and the Employee and the heirs, Executors, Administrators and legal representatives of the Employee.

     12. GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the laws of the State of Iowa.

     13. LIFE INSURANCE: The Employer may purchase a life insurance or annuity contract, including a variable annuity contract, as an informal method of funding the obligations contained under this agreement and to assist the Employer in the discharge of its obligations under this Deferred Compensation Agreement. In such event, the Employee has no right whatsoever in any life insurance or annuity contract, side funds or any other funds or accounts established by the Employer as its method of funding it contractual obligations to the Employee and the parties shall not be considered as having created a trust by this informal method of funding on the part of the Employer to assist it in discharging its obligations under this contract. In that event the Employer will be the sole owner and holder, as well as the beneficiary, of any such annuity or insurance contracts or side funds. The Employer will possess all rights under those contracts and accounts, which rights may be exercised at any time in any manner that the Employer may see fit for its own purposes.

     14. This Agreement shall be executed in duplicate each copy of which when so executed and delivered shall be an original, but both copies shall together constitute one and the same instrument.

     IN WITNESS WHEREOF the Parties have executed this Agreement on this ___ day of ______________, 19__.

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